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                                                                 Exhibit 10.1

                      AMENDMENT NO. 1 TO ALLIANCE AGREEMENT

                                     BETWEEN

                       COVANCE INC. AND VARIAGENICS, INC.


         This Amendment No. 1, effective September 1, 2000, is an Amendment to the Alliance Agreement between Covance Inc., a Delaware corporation ("Covance"), and Variagenics, Inc., a Delaware corporation ("Variagenics"), dated August 2, 1999 (the "Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

         WHEREAS, Variagenics and Covance wish to allocate additional personnel to support the continued development of Variagenics Alliance Know-How and the Alliance;

         WHEREAS, to accomplish the foregoing, Variagenics and Covance desire to amend the Agreement as reflected herein;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. That Sections 3(a) and (b) be deleted in their entirety and replaced in their entirety with the following:

          (a) EMPLOYEES. Covance will fund [_________] full-time employees ("EMPLOYEES") at a rate of $[_______] per year per Employee, which Employees will be employees of Variagenics. Payment for each such Employee will be made quarterly ($[_________]), beginning on the date each such Employee becomes fully dedicated to supporting the Alliance. The Employees will be under the control of Variagenics but shall at all times be fully dedicated to supporting the Alliance. Variagenics will use its commercially reasonable efforts to have Employees fully dedicated to supporting the Alliance as soon as possible after execution of this Agreement. Variagenics shall promptly provide to Covance the names of such Employees. If any such Employee ceases being fully dedicated to supporting the Alliance for any reason, Variagenics shall promptly notify Covance of such event and use its commercially reasonable efforts to replace any such Employee as soon as possible, including the reassignment of other Variagenics employees. The foregoing notwithstanding, the obligation of Covance to provide the funding specified in this Section 3(a) shall be abated (and an appropriate credit or refund shall be made) when and for as long as an Employee position is not filled.

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Portions of this Exhibit were omitted and have been filed separately with the
Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

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          (b)  VARIAGENICS FTEs. (i) As soon as practicable following execution of this Agreement, Variagenics will fund and provide [___________] ("FTE(s)") who shall, in the aggregate, be fully dedicated to supporting the Alliance at a level equivalent to the effort of [____] full-time individuals. These FTEs will be employees of Variagenics and under the control of Variagenics.

         2. That the phrase "[________] FTE" in the first line of Section 3(c)(ii) be deleted and replaced with the phrase "[___________] FTE."


         All other terms and conditions set forth in the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment effective the day and year first above written.


       COVANCE INC.                                 VARIAGENICS,  INC.



       Name:  /s/ Carl Ludvigsen                    Name:  /s/ Taylor J. Crouch

       Title: General Manager                       Title: President and CEO


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Portions of this Exhibit were omitted and have been filed separately with the
Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

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